Exhibit 10.2

Execution Copy

DIRECTOR DESIGNATION AGREEMENT
This Director Designation Agreement, dated as of August 10, 2018 (this “Agreement”), is hereby entered into by and among Genome Protection, Inc., a Delaware corporation (the “Company”), Everon BioSciences, Inc., a corporation organized and existing under the laws of the State of New York ( “Everon”), Cleveland BioLabs, Inc., a corporation organized and existing under the laws of the State of Delaware (“CBLI,” and together with Everon, each, a “Shareholder,” and together, the “Shareholders”), and Norma Investments Limited, BVI (the “Investor”). The Company, the Shareholders and the Investor are collectively referred to herein as the “Parties.”
WITNESSETH
WHEREAS, the Company and the Investors are parties to a Simple Agreement for Future Equity, dated August 10, 2018 (the “SAFE”); and
WHEREAS, according to the SAFE, the Company shall have two directors nominated by the Investor.
NOW, THEREFORE, in consideration for the mutual covenants contained herein, the adequacy, receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

1.	VOTING AGREEMENT
a)The Board of Directors of the Company (the “Board”) will be comprised of four (4) directors, who will be nominated as follows:

(i)
1 director designated by Everon shall be nominated for annual election to the Board by Everon and 1 director designated by CBLI shall be nominated for annual election to the Board (together, the “Shareholders’ Designees”);

(ii)
As of the date of receipt by the Company of the first tranche of funds in an amount not less than $10,500,000 from the Investor under the SAFE and until termination of the SAFE as per Section 1(c) thereof, 2 directors designated by the Investor shall be nominated for annual election to the Board by the Investor the (“Investor Designees”);

(iii)
Each of CBLI and Everon shall (i) cause its respective Shareholders’ Designee to vote to nominate the Shareholder Designee designated by the other and to vote all shares of capital stock of the Company (“Shares”) owned by it and/or cause the shares controlled by it to be voted to elect such Shareholders’ Designee to the Board; and (ii) cause its respective Shareholders’ Designee to vote to nominate the Investor Designees and to vote all Shares owned by it and/or cause the shares controlled by it to be voted to elect such Investor Designees to the Board; and

(iv)
Investor shall cause its Investor Designees to vote to nominate the Shareholder Designee designated by Everon and the Shareholder Designee designated by CBLI and, at any and all times when Investor shall hold any share(s) of voting stock of the Company, to vote all Shares owned by it and/or cause the shares controlled by it to be voted to elect such Shareholders’ Designees to the Board.

b)The capitalized terms used but not defined herein shall have the meanings ascribed to them by the SAFE.
c)As of the date of receipt by the Company of the first tranche of funds in an amount not less than $10,500,000 from the Investor under the SAFE and until termination of the SAFE as per Section 1(c) thereof:
(i)the following matters will require unanimous approval of the elected directors of the Company:

A.	the entry into an agreement or agreements providing for, or consummation of, any Change of Control;

B.	the entry into an agreement or agreements providing for, or consummation of, any Dissolution Event;

C.	any amendment to the Certificate of Incorporation or Bylaws of the Company; and

D.
transferring, licensing or assigning (out of the ordinary course of business) any intellectual property rights of the Company, including without limitation, the transfer or licensing (out of the ordinary course of business) of any patents, know how or trade secrets of the Company, and any applications relating thereto, or entering into any agreement with any third party with respect to the transfer of any material scientific or technical information; and

E.
any sale or issuance of shares of common stock or preferred stock, including the granting of any options, convertible debt or any other instrument that gives or purports to give someone a right to any equity in the Company, except issuances of Capital Stock pursuant to the SAFE and any other Simple Agreement for Future Equity entered into with the prior approval of the Board of Directors.

(ii)the following matters will require approval of a majority of the elected directors of the Company then in office:

•
incurring or permitting to subsist any aggregate financial indebtedness in excess of US$100,000, including by way of guaranteeing obligations of any other party, that is not already included in a budget approved by the board of directors of the Company (including the Investor Directors), except for its obligations under this Agreement;

•	granting security over or otherwise encumbering any of its assets;

•
entering into or being a party to any transaction with any director, officer, or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such Person, except for transactions contemplated by this Agreement;

•	hiring, terminating, or changing the compensation of the executive officers of the Company, including approving any option grants or stock awards to executive officers;

•	changing the principal business of the Company, entering new lines of business, or exiting the current line of business; and

•
transferring, licensing or assigning (out of the ordinary course of business) or assigning any other material asset of the Company (except for intellectual property rights of the Company, which shall require unanimous approval of the Board of Directors);

(iii)all other matters i) not specified in paragraphs (v) or (vi) below; ii) not within the exclusive powers of the shareholders of the Company and/or iii)  not delegated to the officers of the Company shall require approval of a majority of the elected directors of the Company (which, for the avoidance of doubt, must include the affirmative vote of at least one Investor Director).
d)In order to be eligible to be elected as a director, Investor Designees and Shareholders’ Designees must: i)  not have a finding of professional misconduct and/or incompetence with respect to the person in the five years preceding the date of the election; ii) not have any declared potential conflict of interest which would present a serious impediment to the functioning of the member as a director; iv) provide the Company with all reasonably requested personal information and documents relevant to the nomination.
e)A director that is an Investor Designee may only be removed by the Investor. If the Investor requests in writing that any of its designees be removed as a director, each Shareholder shall promptly vote, or act by written consent, and otherwise take or cause to be taken, all actions necessary to remove such director. In the event of a vacancy on the Board resulting from such removal or otherwise, including without limitation death or disability, the Investor shall have the right to designate a replacement designee for such director, and the Company and the Shareholders shall take all action necessary to cause vacancy to be filled by the replacement Investors Designees, so long as the proposed nominee meets the eligibility requirements set forth in the Bylaws of the Company and Section 1(d) hereof. If the new Investor Designee meeting such eligibility criteria is not elected to the Board within three (3) business days of the Investor selecting such individual and requesting that the Company and the Shareholders cause such individual to be elected to the Board, then the Investor shall have the right, pursuant to Section 1(g) of this Agreement, to sign a written consent on behalf of one or both Shareholders to effect such election and removal of its prior designee.
f)A director that is a Shareholder Designee may only be removed by the respective Shareholder that originally selected him or her for nomination and election. If CBLI or Everon, as applicable, requests in writing that its designee be removed as a director, the other Shareholder and, if Investor shall then hold any outstanding shares of capital stock entitled to vote thereon or consent thereto, then Investor, shall promptly vote, or act by written consent, and otherwise take or cause to be taken, all actions necessary to remove such director. In the event of a vacancy on the Board resulting from such removal or otherwise, including without limitation death or disability, CBLI or Everon, as applicable, shall have the right to designate a replacement designee for such director, and the Company and the other Shareholder and, if Investor shall then hold any outstanding shares of capital stock entitled to vote thereon or consent thereto, then Investor, shall take all action necessary to cause vacancy to be filled by the replacement Shareholder Designee, so long as the proposed nominee meets the eligibility requirements set forth in the Bylaws of the Company. If the new Shareholder Designee meeting such eligibility criteria is not elected to the Board within three (3) business days of CBLI or Everon, as applicable, selecting such individual and requesting that the Company and the Shareholders and, if applicable, Investor, cause such individual to be elected to the Board, then such Shareholder shall have the right, pursuant to Section 1(g) of this Agreement, to sign a written consent on behalf of the other Shareholder and, if applicable, on behalf of Investor, to effect such election and removal of its prior designee.
g) Each Party hereby constitutes and appoints each other Party, acting severally, as its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any unanimous or other written consent of the stockholders of the Company in favor of (i) the removal of any Shareholder Designee originally selected for nomination by such Shareholder and the election of any other person selected by such Shareholder shall correspond to the requirements set forth in the Bylaws of the Company, and (ii) the removal of any Investor Designee originally selected for nomination by Investor and the election of any other person selected by such Shareholder meeting the eligibility requirements set forth in Section 1(d) hereof to serve on the Board whenever a vacancy on the Board resulting from such removal or otherwise, in each case granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such Party might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

2.	RIGHT OF FIRST REFUSAL.
a)If a Shareholder (for purposes of this Section 2, a “Selling Shareholder”) desires to transfer all or any portion of its Shares (the “Subject Stock”), the Selling Shareholder shall notify the Investor in writing prior to entering into any agreement or transaction with respect to the proposed transfer of the Subject Stock. Such notice (the “Transfer Notice”) will set forth the number of shares of Subject Stock that the Selling Shareholder desires to transfer, and the material terms of a transaction in which the Selling Shareholder is willing to engage, including the proposed transfer price payable in cash or other consideration and the name of the proposed purchaser or transferee. Any transfer by a Shareholder without compliance with this Section 2 shall be void ab initio.
b)Within 15 days of its receipt of the Transfer Notice (the “Notice Period”), the Investor may notify the Selling Shareholder in writing as to whether it intends to purchase all or any portion of the Subject Stock on the terms and conditions set forth in the Transfer Notice (the “Response Notice”), which notice shall specify the time, place and date for settlement of such purchase. A Response Notice shall constitute a binding and irrevocable election of the Investor, as the case may be, delivering such Response Notice to purchase the portion of the Subject Stock specified therein.
c)The parties will consummate the sale of the Subject Stock at the time and in the manner set forth in this Section 2, in respect of any Subject Stock for which the Response Notices, collectively, present an offer. Upon such closing or if no Response Notice is delivered to the Selling Shareholder within the time periods specified in Section 2(b), the Selling Shareholder may proceed with the proposed transfer of the Subject Stock not so purchased by the Investor, if any, based on the terms and conditions set forth in the Transfer Notice.
d)A Selling Shareholder may transfer Subject Stock pursuant to this Section 2 to a proposed third-party transferee if (i) the Investor does not provide a Response Notice or the Investor provides a Response Notice but fails to purchase the Subject Stock at the time and in the manner set forth in this Section 2, (ii) the Selling Shareholder enters into a definitive agreement to transfer all of the Subject Stock within 30 days of the end of the Notice Period and (iii) consummates the transfer within 45 days after entering into the definitive agreement. If the proposed transfer fails to comply with this subsection (d) or if the Selling Shareholder fails to enter into a definitive agreement or fails to consummate the transfer within the time periods set forth above, the right of the Selling Shareholder to transfer the Subject Stock shall expire and the Selling Shareholder shall be required to initiate the process set forth in Section 2 again before selling any portion of the Subject Stock

3.	CERTAIN REPRESENTATIONS

 Each Party hereby represents and warrants on behalf of itself to each other Party that:
a)it is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation;
b)it has the power and authority to own its assets, carry on its business and execute, deliver, and perform its obligations under this Agreement;
c)it is duly qualified to do business and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license except where such failure to qualify would not have a material adverse effect on the business or financial condition of such Party; and
d)this Agreement has been duly executed and delivered by it, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms.

4.	MISCELLANEOUS
a)Notices.  Except as otherwise provided in this Agreement, notices and other communications under this Agreement shall be in writing and shall be deemed properly served if: (i) by a recognized overnight courier service, (iii) delivered personally, or (iv) sent by facsimile transmission addressed to each Party at its address for notices specified on the signature page hereto, or at such other address, or to the attention of such officer, as any Party shall have furnished to each other Party in writing pursuant to this Section 4(a).  Such notice shall be deemed to have been received:  (i) three (3) business days after the date of mailing if sent by a recognized overnight courier service, (ii) the date of delivery if personally delivered, or (iii) the next succeeding business day after transmission by facsimile with confirmation of receipt.
b) Third Parties. None of the provisions of this Agreement shall be for the benefit of or enforceable by or against any persons not a party to this Agreement.
c)Governing Law. All rights and obligations hereunder will be governed by the laws of the State of Delaware, without regard to the conflicts of law provisions of such jurisdiction.
d)Severability of Provisions.  In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
e)Counterparts.  This Agreement may be executed in any number of counterparts all of which taken together shall constitute one agreement and any Party hereto may execute this Agreement by signing any such counterpart.
f)If the Shareholder transfers any Capital Stock of the Company to any other person (a “Transferee”), the Shareholder shall procure that, as a condition to such transfer, the Transferee first enters into a deed of adherence (in form and substance satisfactory to the Investors) pursuant to which the Transferee shall agree to be bound by and comply in all respects with the provisions of this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have signed this Director Designation Agreement as of the day and year first above written.

Genome Protection, Inc.

By: /s/Yakov Kogan
Name: Yakov Kogan
Title: CEO
Address: 73 High Street, Buffalo, NY 14203, USA

Norma Investments Limited

By: /s/Chrystalla Comondrou Stylla
Name: Thackery Investments Limited
Title: Director
Address: Coastal Building, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Island.

Cleveland Biolabs, Inc.

By: /s/Yakov Kogan
Name: Yakov Kogan
Title: CEO
Address: 73 High Street, Buffalo, NY 14203, USA

Everon Biosciences, Inc.

By: /s/Alexander Polinsky
Name: Alexander Polinsky
Title: Director
Address: 640 Ellicott Street, No. 444, Buffalo, New York 14203

[Signature Page to Director Designation Agreement]